Exhibit 99.1


Contacts:  Charles J. Viater, President/CEO
MFB Corp. (574) 273-7601

Friday, August 6, 2004

MFB Corp. Announces Acquisition Closing

     Mishawaka, IN, MFB Corp. (Nasdaq: MFBC), headquartered in Mishawaka, Indiana ("MFB), announced today that its banking subsidiary, MFB Financial, has completed a transaction whereby MFB Financial has acquired certain assets and assumed certain liabilities of Sobieski Bank (the "Acquisition").

     Under the terms of the agreement, MFB Financial paid Sobieski Bank $1.156 million, subject to post closing adjustments to be finalized within the next 15 days.

     As of June 30, 2004, Sobieski Bank, located in South Bend, Indiana, had approximately $105.1 million of assets and approximately $102.4 million of liabilities. Among items excluded from the Acquisition under the agreement were certain troubled and/or substandard assets, including certain commercial loans, real estate owned, assets seized in connection with litigation related to fraudulent activity affecting Sobieski Bank, and other items. The transaction was structured as an asset purchase and MFB Financial generally did not assume any of any of Sobieski's contingent liabilities. Sobieski Bank and its holding company, Sobieski Bancorp, Inc., have agreed to indemnify and protect MFB against liabilities not assumed by MFB in the transaction.

     The acquisition is expected to be accretive to MFB's earnings per share for the fiscal year beginning October 1, 2004. As a result of the transaction, MFB is expected to increase its total assets to approximately $538 million and to solidify MFB Financial's position as the second largest FDIC-insured institution headquartered in St. Joseph County, Indiana. MFB will operate the three Sobieski retail offices, all located in South Bend, as branch facilities under the MFB Financial name. The acquisition expands MFB's offering of retail and small business financial services to eleven banking centers in the St. Joseph and Elkhart county metropolitan area. MFB also recently moved into its new corporate headquarters in Mishawaka. Both Mishawaka and South Bend are in St. Joseph County. MFB Corp. shareholders' equity was $35.7 million at June 30, 2004.

     "This is a carefully structured growth transaction consistent with our focus on community banking, asset quality and efficiency," said Charles J. Viater, President & CEO of MFB. "We are expanding and extending our market presence and service capability in a prudent and profitable manner. We will immediately benefit from the critical mass this will add to our organization while simultaneously providing Sobieski customers with enhanced product and service offerings."

     Edelman & Co., Ltd. served as financial advisor to MFB for the transaction.

     Statements contained in this press release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. MFB intends such forward-looking statements to be covered in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. MFB's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and involves a number of risks and uncertainties, some of which have been set forth in its most recent annual report on Form 10-K and quarterly report on Form 10-Q, which disclosures are incorporated by reference herein. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.